Exhibit 99.1

Scripps completes sale of WPIX

Dec. 30, 2020

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) closed today on the sale of WPIX to Mission Broadcasting Inc.

Scripps purchased WPIX as part of its acquisition of eight television stations in seven markets from Nexstar. Those stations were being divested in connection with Nexstar Media Group Inc.’s (NASDAQ: NXST) acquisition of Tribune Media in September 2019.

In its purchase agreement with Nexstar, Scripps granted Nexstar the option to buy back WPIX. The option was exercisable from March 31, 2020, through the end of 2021. Nexstar assigned its option to Mission Broadcasting, and Mission has exercised the option.

The company intends to use cash from the sale to help finance the acquisition of ION Media, Scripps Executive Vice President and Chief Financial Officer Lisa Knutson said. That deal is expected to close in early 2021.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is one of the nation’s leading media companies, focused on creating a better-informed world through a portfolio of news, information and entertainment brands. Committed to serving local audiences through objective journalism, Scripps operates 60 local TV stations in 41 markets. It is creating a national TV networks business that will include ION Media’s entertainment programming, Newsy’s straightforward headline and documentary news content and the five popular Katz broadcast networks including Bounce and Court TV. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com